HANGER ORTHOPEDIC GROUP, INC.
                                  EXHIBIT 11
                      COMPUTATION OF NET INCOME PER SHARE
              FOR THE THREE MONTHS ENDED March 31, 1997 and 1996


                                                            ------------------
                                                            1997          1996
                                                            ----          ----
Net income                                                $ 617,915     $ 150,009

Less:
    Dividends declared                                        6,295         5,755
                                                          ---------     ---------
        Total                                             $ 611,620     $ 144,254

Divided by:
    Weighted average number of shares outstanding         9,977,853     8,324,263
                                                          ---------     ---------

Net income per share                                           $.06          $.02
                                                          =========     =========